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Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-104022

        PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED MARCH 25, 2003)

3,396,743 shares

Valentis, Inc.

Common Stock

        This prospectus supplement amends the prospectus dated March 25, 2003 of Valentis, Inc. covering up to 3,396,743 shares of our common stock that may be offered for resale by the selling securityholders named in the prospectus and the persons to whom such selling securityholders may transfer their shares. No securities are being offered or sold by Valentis pursuant to this prospectus. The shares of common stock may be sold from time to time by the selling securityholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling securityholders and any broker-dealers who may participate in sales of the shares may use this prospectus supplement.

        The shares of common stock being offered by the selling securityholders were issued upon conversion of the outstanding shares of Series A preferred stock into shares of common stock on January 24, 2003, were issued in lieu of cash dividends on the Series A preferred stock or are issuable upon exercise of common stock purchase warrants.

        This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated March 25, 2003, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that information provided by the prospectus supplement supersedes the information contained in the prospectus.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 27, 2004.

SELLING SECURITYHOLDERS

        The table of selling securityholders and related footnotes on pages 13, 14 and 15 of the prospectus setting forth information on the ownership of shares of Valentis' common stock beneficially owned and offered under the prospectus are amended as set forth below:

        Dennis J. Purcell, a member of our Board of Directors, is the Senior Managing Partner of Perseus-Soros BioPhoarmaceutical Fund, L.P., one of the selling securityholders.

        Reinaldo M. Diaz, a member of our Board of Directors, is the Chief Investment Officer of Diaz & Altschul Capital Management, which provides portfolio management services to Delta Opportunity Fund, Ltd., one of the selling securityholders.

        Except as noted above, no other selling securityholder has held any position or office with, or has otherwise had a material relationship with us or any of our affiliates within the past three years, other than as a stockholder. The percentage ownership data is based on 10,672,538 shares of our common stock outstanding as of February 27, 2004.

	Number of Shares Beneficially Owned Before Offering		Shares Beneficially Owned After Offering
		Number of Shares Being Offered
Name
			Number	Percentage
Banca Del Gottardo(1)	44,264	9,264	35,000	*
Delta Opportunity Fund (Institutional), LLC(2)	227,006	220,406	6,600	*
Delta Opportunity Fund, Ltd.(3)	458,631	277,999	180,632	1.7%
Diaz & Altschul Capital Management, LLC(4)	10,000	3,500	6,500	*
Gallahad Private Equity Fund, LLC(5)	23	23	0
Leonardo Capital Fund(6)	1,091,902	171,789	920,113	8.6%
OTATO Limited Partnership(7)	50	50	0	*
Perseus-Soros BioPharmaceutical Fund, LP(8)	2,480,313	1,423,626	1,056,687	9.9%
Pharma w/Health(9)	10	10	0	*
Wells Fargo Securities, LLC(10)	1,167	1,167	0	*

*
Represents beneficial ownership of less than one percent.

(1)
Represents 8,668 shares of common stock issued upon conversion of the Series A Convertible Redeemable Preferred Stock in January 2003 and 596 shares subject to immediately exercisable warrants associated with the Series A Redeemable Preferred Stock issued in December 2000.

(2)
Represents 213,421 shares of common stock issued upon conversion of the Series A Convertible Redeemable Preferred Stock in January 2003, 2,573 shares of common stock issued in lieu of accrued and unpaid dividends on the Series A Preferred and 4,412 shares subject to immediately exercisable warrants associated with the Series A Convertible Redeemable Preferred Stock issued in December 2000. Diaz & Altschul Advisors, LLC, an affiliate of Diaz & Altschul Capital Management, LLC, provides portfolio management services to Delta Opportunity Fund (Institutional), LLC and therefore may be deemed the beneficial owner of the shares held by Delta Opportunity Fund (Institutional), LLC. Mr. Diaz is a managing member of Diaz & Altschul Capital Management, LLC. Mr. Diaz disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(3)
Represents 266,108 shares of common stock issued upon conversion of the Series A Convertible Redeemable Preferred Stock in January 2003, 4,379 shares of common stock issued in lieu of accrued and unpaid dividends on the Series A Preferred and 7,512 shares subject to immediately exercisable warrants associated with the Series A Convertible Redeemable Preferred Stock issued in December 2000. Diaz & Altschul Advisors, LLC, an affiliate of Diaz & Altschul Capital Management, LLC, provides portfolio management services to Delta Opportunity Fund, Ltd. and therefore may be deemed the beneficial owner of the shares held by Delta Opportunity Fund, Ltd..

  Mr. Diaz is a managing member of Diaz & Altschul Capital Management, LLC. Mr. Diaz disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(4)
Represents 3,500 shares issuable upon the exercise of an immediately exercisable warrant owned by Diaz & Altschul Capital Management, LLC. Also, represents 6,500 shares issuable upon the exercise of stock options granted to Mr. Diaz that are currently exercisable or exercisable within 60 days of February 4, 2004. Excludes 19,500 shares issuable upon the exercise of stock options granted to Mr. Diaz that are not currently exercisable and will not be exercisable within 60 days of February 4, 2004.

(5)
Represents 23 shares of common stock subject to immediately exercisable warrants associated with the Series A Convertible Redeemable Preferred Stock issued in December 2000.

(6)
Represents 170,000 shares of Common Stock issued upon conversion of the Series A Convertible Redeemable Preferred Stock in January 2003 and 1,789 shares subject to immediately exercisable warrants associated with the Series A Convertible Redeemable Preferred Stock issued in December 2000.

(7)
Represents 50 shares of common stock subject to immediately exercisable warrants associated with the Series A Convertible Redeemable Preferred Stock issued in December 2000.

(8)
Represents: (i) 1,056,687 shares (including 301,910 shares subject to immediately exercisable warrants); (ii) 1,423,626 shares (including 11,923 shares subject to immediately exercisable warrants and 6,500 shares issuable upon the exercise of stock options granted to Mr. Purcell that are currently exercisable or exercisable within 60 days of February 4, 2004) beneficially owned by Perseus-Soros BioPharmaceutical Fund, LP, and (iii) 673 shares owned by Mr. Purcell. Mr. Purcell is a senior managing partner of Perseus-Soros BioPharmaceutical Fund, LP. Mr. Purcell disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. Excludes 19,500 shares issuable upon the exercise of stock options granted to Mr. Purcell that are not currently exercisable and will not be exercisable within 60 days of February 4, 2004.

(9)
Represents 10 shares of common stock subject to immediately exercisable warrants associated with the Series A Convertible Redeemable Preferred Stock issued in December 2000.

(10)
Represents 1,167 shares of common stock subject to immediately exercisable warrants associated with the Series A Convertible Redeemable Preferred Stock issued in December 2000.

(11)
The preceding table has been prepared based solely upon information furnished to us as of the date of this prospectus by the selling securityholders listed above. The selling securityholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their shares since the date on which the information in the preceding table is presented. Information about the selling securityholders may change over time and we may from time to time file additional supplements to the prospectus.

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SELLING SECURITYHOLDERS